Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports first-quarter 2022 results

ATLANTA, April 27, 2022 – Norfolk Southern Corporation (NYSE: NSC) today reported first-quarter 2022 financial results which included first-quarter records for railway operating revenues, income from railway operations, net income, and diluted earnings per share.

First-quarter railway operating revenue was $2.9 billion, income from railway operations was $1.1 billion, net income was $703 million, and diluted earnings per share was $2.93.

Norfolk Southern reported double-digit revenue and EPS growth in the quarter.  “Our financial results in the first quarter were solid, despite current network challenges.” said Alan H. Shaw, Norfolk Southern President. “I am confident that our efforts to improve our service through accelerated hiring and refinements to our operating plan will provide a platform for long-term growth and efficiency for both our customers and shareholders.”

First-Quarter Summary

•	Railway operating revenues of $2.9 billion were a first-quarter record, up 10%, or $276 million, compared with first-quarter 2021, driven by a 16% increase in revenue per unit.

•	Railway operating expenses were $1.8 billion, an increase of 13%, or $206 million, compared with the same period last year due to higher fuel, purchased services, and equipment rents expenses.

•	Income from railway operations was a first-quarter record of $1.1 billion, an increase of 7%, or $70 million, year-over-year.

•	The railway operating ratio was 62.8%.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies, moving the goods and materials that drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity, with safe, reliable, and sustainable shipping solutions. The company’s service area includes 22 states and the District of Columbia, every major container port in the eastern United States, and a majority of the U.S. population and manufacturing base.

Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Meghan Achimasi, 470-867-4807

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

###